SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2002

CBRE HOLDING, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-32983	94-3391143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

355 S. Grand Avenue, Suite 3100, Los Angeles, California
90071
(Address of Principal Executive Offices)	(Zip Code)

(213) 613-3333

Registrants Telephone Number, Including Area Code

NA

(Former Name or Former Address, if Changed Since Last Report)

This Current Report on Form 8-K is filed by CBRE Holding, Inc., a Delaware corporation (the Company), in connection with the matters described herin.

Item 9.  Regulation FD Disclosure

                On May 15, 2002, the Company conducted its first quarter earnings conference call, as follows:

Moderator:  Ray Wirta

May 15, 2002

10:30 a.m. CDT

J. Leonetti                                                                                         Hello and thank you for joining us today for CB Richard Ellis’ First Quarter Earnings call.  My name is Jim Leonetti and I’m the Chief Financial Officer.  It’s my pleasure to welcome you to our call.  On this call we will be covering our results for the first quarter of 2002.  Participating on the call with me this morning will be Ray Wirta, our Chief Executive Officer; and Brett White, our President; and Ron Platisha, our Executive Vice President of Finance.

Before we get started, I want to mention that we may make a number of forward-looking statements during the course of this call.  These statements should be taken as estimates only and actual results may differ materially from these estimates.  CB Richard Ellis undertakes no obligation to update or publicly revise any of the forward-looking statements that you may hear today.  Please refer to the company’s Annual Report and 10-K and our quarterly reports on Form 10-Q for a full discussion of the risks and other factors that may impact any estimates that you may hear today.  A copy of our earnings report is posted on our Web site, cbre.com.

I’m pleased to introduce Ray Wirta, our Chief Executive Officer.

R. Wirta                                                                                                    Thank you, Jim, and also, good morning to everybody on the call.  I’ll make a few brief overview comments and then we’ll ask Jim and Brett to comment in more detail about our operations.

You presumably have seen our Q and our brief press release which were filed yesterday, and so we’ll attempt to focus on the more critical elements of the reports, as opposed to every single detail.  My comments are, at the broad level, first, I think, as you’re all aware, certainly anybody who is up to date on any real estate activity, recognizes that the real estate service sector, particularly in the U.S., continues to be slow.  This is reflective of corporate America still being reluctant to step up its capital spending, and buyers and sellers of real estate unable to close the gap between their divergent expectations on the near-term future of real estate fundamentals.

In regard to those real estate fundamentals, most real estate analysts are projecting a further increase in vacancy across the U.S. and a further reduction in rents over the next two quarters.  The glimmer of light at the end of this tunnel is that these declines are expected to be less than they were through the last two quarters of 2001.  In fact, for our company we observed that the year-to-year compares on our own monthly transaction counts for U.S. sales and leasing, which is roughly 55% of our business, has been the weak link for the last ten months, have actually improved relative to previous year-to-year compares.  What I mean by that is, that we’ve basically found we were down less on a month-to-month compare for January, February, March and April, suggesting an improvement in velocity, obviously leading to improvement in relative top-line performance.

Looking beyond the near-term trends, in fact looking to 2003 and 2004, we are convinced that demand for our services will start to improve, clearly by the third and fourth quarter this year and really pick up on that end in 2003 and 2004, as the excess supply gets sopped up and rents start to improve and obviously we’re expecting some economic improvement, encouraging corporate America to get more active in growing their businesses.

Given the tremendous success we have had in reducing costs in the last nine months and our firm result to maintain this new lowered cost structure, we are optimistic in the long-term, i.e. starting at the end of this year and on to next year and beyond, that our EBITDA growth will be quite substantial on a percentage compare basis, even if we only have modest top-line growth.

That really summarizes our view at the high-level.  Let me now ask Jim to talk a bit about our financial performance in more detail.  And then we’ll close with Brett talking about some operational experiences we’ve had as well.  So Jim, please go ahead.

J. Leonetti                                                                                         Sure.  I think to summarize our first quarter results, it’s really reflective of two things; one of some revenue declines which Ray spoke about generally and I’ll give a little more color on; and then on our operating expenses, a tremendous amount of work that we’ve done over the past year in order to get that runway way down.

On the revenue line, revenues are down 18%, or approximately $48 million from last year.  The U.S. transaction business, which is our sales and leasing business, accounts for $36 million of this $48 million decline, which is 74%.  Additionally, our investors business is down $2 million from the prior year.  That’s primarily because we had a transaction that we had anticipated to close in the first quarter; which will close sometime in the balance of the year.

I’d also like to point out that during 2001 our investors in business enjoyed a $5.7 million gain from the sale of a mortgage fund, which directly flowed to EBITDA of $5.4 million.  This was a one-time event that occurred in the first quarter of last year, and contributes to the decline in revenue at the top-line level.

Additionally, our LJ Melody subsidiary revenues were down $1.5 million in a quarter-to-quarter comparison.  We believe some of that was slippage that came over into April, and our April results certainly reflect that.  Those are really the three primary components at the top-line.

On our operating expenses, operating expenses are down $23 million, or 17% from the prior year.  Even excluding bonuses and profit sharing, operating expenses are down $17 million quarter-to-quarter.  Again, reflecting the stickiness of the cost cuts that were implemented last year.

With that, Brett White, our President, has joined us.  Brett, do you have any comments you’d like to make?

B. White                                                                                                 Sure.  Why don’t I just real quickly give you some color commentary on the business as we see it through the first quarter.  The U.S. business, which is driven primarily by the transactional sale and lease business, is doing better now than it was last year.  We’re beginning to see meaningful pick-ups in transaction velocity.  The commentary from our field managers and professionals is that they’re beginning to see those signs we would look for that indicate a recovery is underway in the commercial real estate marketplace and we consider those to be positive signs.

Sale and lease transactions have started the year down against prior year, and actually through April had actually turned the corner and we’re beginning to see positive improvement over the prior year’s actual number of transactions.  Our view going forward is that, barring any catastrophe, we should continue to see slow but nonetheless meaningful improvement in the fundamentals that drives the U.S. sales and leasing business.

In Europe, we are also seeing relatively good performance.  The European business was basically on plan for the first quarter, and that was due to a combination of both expense reductions, as Jim has mentioned, and a good base of revenue in the marketplace.  We’ve had some great news in Europe recently, which is, last week we hired investment property sales team from our biggest competitor in Europe, Jones Lang LaSalle, which really puts our German operations in great shape going forward.  These people came over at a relatively low cost, attracted, we believe, more by the platform we’re offering them and our compensation scheme than anything else.

So as we look at the business today, I would say that we’re feeling a bit better about it than we were three months ago.  Certainly the recovery in the U.S. economy and our business has been slower than we would’ve hoped, but nonetheless, recovery, we believe, now is certainly underway.

R. Wirta                                                                                                    Thank you, Brett.  Let me just have Jim conclude with some brief commentary on covenant compliance and cash balances.  Jim.

J. Leonetti                                                                                         We’ve completed our covenant computations and our Treasurer, Debbie Fan, is also with us here.  She can get some color if necessary.  We’ve gone through and calculated all of our covenants and I would like to remind everyone that included in our covenant computation is the pro forma adjustment of $12 million that we’ve enjoyed in the first quarter as a carry-over from our cost-savings program that we initiated and successfully implemented during 2001.  In going through all of our covenants, we exceed all of our covenants at March 31st.  We do so with a good amount of cushion.

On the cash side, we had projected that our revolver balance would be at approximately $40 million at the end of the first quarter and even though we did not achieve the EBITDA that we had hoped to achieve in our plan, we actually came in underneath that for a number of reasons; one, some very good cash management strategies that we’ve put in, in terms of managing our receivables and payables drove those balances lower and generated substantial cash, primarily from our European operations.  Part of that success was driven by a new cash flow process that we put in that allowed us to repatriate $9 million of cash that was previously offshore.  Additionally, we have deferred some bonuses to some of our offshore affiliates, which also resulted in some cash savings.  So even though our EBITDA did not achieve the targets that we had set, our cash was actually $2.5 million higher in terms of our debt balance and we did again meet all of our covenants.

R. Wirta                                                                                                    Thank you, Jim.

Moderator                                                                                       Our first question comes from the line of Larry Taylor with Credit Suisse First Boston.  Please go ahead.

L. Taylor                                                                                                A couple of things.  One, I’m trying to sort of reconcile what, in terms of expectations for vacancy rates to increase, how that coincides with higher velocity and the beginnings of an improvement taking place.  It would seem intuitively if vacancies are going to get higher, that that’s a process that’s going to slow the number of transactions, at least in the leasing side, that you guys are going to see.

R. Wirta                                                                                                    That’s actually a symbiotic relationship here.  Increased vacancy does lower rent, generally speaking, and of course we’re paid 8% of the rent in a leasing transaction; so that’s a downward item.  Ironically, increasing vacancies in effect create more inventory for us to lease, and so really the gating factor on velocity would be consumption of space, not additions to the existing inventory.  Again, those are negative, by the way, because they reduce rents, but we can actually have a substantial pick up in velocity if corporate America determines, well let’s go ahead and do that expansion, let’s go ahead and start that division, let’s go ahead and do something here, that does consume space regardless of how much vacancy is being added to the total.

Remember, we’re a service company, so our dynamics are a bit different than landlords.  If you own a building and rents are flat year-to-year, let’s say this year they’re flat or down to last year, your rent roll may actually be going up because you’re rolling up leases that were signed three, four, or five years ago at lower rents than even this year’s reduced rents.  For a service company in that same example, we would have down revenue unless we were doing larger deals or a greater number of deals, if rents actually declined.  So you can get a sense of some of the symbiotic relationship here.

L. Taylor                                                                                                Right.  I guess Brett, or maybe Ray, if you guys could address regionally whether you’re seeing something different or are the types of businesses that you are seeing involved in the transactions that you’re seeing?  Just give us some more color as to what seems to be the key set of drivers for some of the more positive momentum that we’re seeing.

B. White                                                                                                 Well, Larry I think it’s a couple of things.  First of all, to be fair, as we get into this year we’re working off a lower compare against prior, because of course last year the business declined precipitously basically from March on.  So each month, like all corporations and states, the compare gets better for us.  But generally, if you look at the recovery, I would say that it is for the most part, first flow.  So we’re not seeing, as an example, three or four markets rocket forward with huge revenue gains and others being left behind.  What we’re in turn seeing is the revenues coming back, along the same lines that it left, which is fairly broad-based and fairly generalized across the markets.  We do have some markets that seem to be moving forward more quickly than others, Los Angeles seems to be doing quite well.  The Orange County market seems to be doing quite well.  We’re still seeing a lot of softness in the New York area, the DC area and San Francisco.  I think that’s to be expected.  But the way I would describe this is, is that the dynamics that we’re looking at in the business right now are across the board generally improving and across the board we’re seeing slow but general improvements in the business.

In terms of the types and sizes of the transactions we’re seeing, we’re seeing more of a return of what I would characterize as the mid and small transactions.  We kind of look at these as those transactions that companies just can’t wait for any longer.  We talked about this last year, which is that there’s a certain amount of business that’s just been sidelined and a lot of that is now coming back.  We’re seeing smaller mid-size deals back in the marketplace, companies that just have to do something on space.

What’s missing so far from the recovery are the blockbuster, large corporate headquarter type transactions that when those are back, we’ll all sit here and tell you that the business is fully recovered.  By the way, they are going to come back, they have to, but they’re not back yet.  That’s good news for us because if we can see general recovery from these small, mid-size deals that means that there’s good upside when the large corporate headquarter transactions return again.

One exception there is that we are seeing a continuing amount of very large investment property transactions, both in the marketplace and closing.  We are, as an example right now, moving towards the closing of a $700 million disposition on behalf of Arcon, a multi-company portfolio, throughout the United States.  We’ve had over 100 offers on the portfolio and we think we’ll close through all those transactions by early fourth quarter.  So the investment property business we’re still seeing March deals.

L. Taylor                                                                                                Great.  That’s helpful.  One last question before I get out of the way and let somebody else have a chance.  Jim, I wonder if you could give us some guidance here in terms of thinking about if we have roughly $22 million in change in cost saves below the gross margin line, is that a sustainable level for the balance of this year?  Or is that something that we shouldn’t count on or think about in terms of our models?

J. Leonetti                                                                                         I would tell you that we believe these cost cuts are sticky.  In fact, as I look at the April results, on a preliminary basis, we continue to beat our plan, in terms of cost-savings.  Our running rate for cost savings has typically been, on a month-to-month basis, anywhere from $6 to $7 million a month lower than the prior year.  We think we can continue to beat our plan expenditures for the balance of the year.

L. Taylor                                                                                                And that’s basically SG&A type cuts as opposed to the reflecting lower commissions?

J. Leonetti                                                                                         Right.  All of the cuts that we are talking about are opex.  In fact, back to my earlier remarks, if you remember there’s $23 million of cost reduction in the first quarter, of that, $17 million even excludes bonus.  So those are just pure cost cuts in terms of compensation and other expenditures that we eliminated during last year’s cost-cutting program.

L. Taylor                                                                                                Great.  I may have a couple other questions, but let me give somebody else a chance and I may come back on.  Thank you, guys.

R. Wirta                                                                                                    It sounds like you’re it, Larry.  If you have another question, jump back on.

Moderator                                                                                       And we will go to Mr. Taylor’s line.  Please go ahead.

L. Taylor                                                                                                Great.  In terms of expectations for the balance of this year and thinking about things, this is obviously an opportunity to provide public guidance, in terms of what may or may not be achievable, in your minds having seen the first quarter print lower than last year, where are you guys relative to expectations for EBITDA this year versus last year?

R. Wirta                                                                                                    Well, let me start with what our competitors have said publicly, that basically almost to a firm, the four or five have said revenues will likely be flat the last year, but EBITDA will be up because of cost containment efforts, and we’re probably slightly more optimistic on revenue, slightly might mean one or two percent, as opposed to flat, and we expect to have better cost containment performance than any of our competitors and that was certainly exemplified in the first quarter.

So if you put those two together, our EBITDA performance last year was $115 million and because of the operating levels of the company, even the modest revenue increase with the expense statements we built in, would produce a ten to twelve percent EBITDA increase.  By the way, our forecast for this year on a quarter-by-quarter basis, I don’t want to provide details, but we expect it to be down for the first quarter.  We were down a bit more than we expected otherwise, but we expected basically a U-shaped recovery against compared to last year.  So we’re looking at the third and fourth quarter, and continue to do so, to provide the number that will put us over the top here, but that’s kind of consistent with the nature of our business.

L. Taylor                                                                                                Is it fair to expect you guys to be somewhat flat in the second quarter?

R. Wirta                                                                                                    When you say flat, what are you referring to?

L. Taylor                                                                                                Last year.

R. Wirta                                                                                                    No, to revenue, EBITDA?

L. Taylor                                                                                                Oh, EBITDA.

R. Wirta                                                                                                    I’d rather not predict, but I’d be disappointed if that was the case, let me put it that way.

L. Taylor                                                                                                Okay.  Because you lose adjustments, you lose that $12 million adjustment, I believe, on your covenant levels

R. Wirta                                                                                                    That’s correct.  We lost that and we’re done with that now.  So we have no help from that in the second quarter.  But I stand by my comment, I would be disappointed if we did last year.

L. Taylor                                                                                                Okay.  One other question for Jim or for anybody, is there any reason to anticipate that you may not be able to reduce debt sequentially through the year as you have historically?

R. Wirta                                                                                                    Well, I think we’ll certainly do it sequentially.  It’s the nature of our business, because we have fixed costs, and once they’re covered then increasing revenue, which is the nature of the seasonal part of the business, automatically produces reductions in debt.  The scale and scope is impacted by our EBITDA performance itself.  So for an example, as Jim pointed out, the numbers showed that we were short on EBITDA for the first quarter and we found some other ways to still reduce our borrowings to our plan.  But we’re really counting on improving performance over the time period to deliver what we talked about.  But we do expect the same seasonality.

Moderator                                                                                       Mr. Taylor, any further questions?

L. Taylor                                                                                                Not at this time.  Thank you.

R. Wirta                                                                                                    We’d be happy to stay.  Don’t feel left out, Larry.  Seriously.

L. Taylor                                                                                                No.  I think between this and getting the Q, I may have some more questions when I go through the Q in more detail, but I think you’ve pretty well covered our basic points.

R. Wirta                                                                                                    Okay.  Very good.  We appreciate everyone being on the call.  If you have any direct questions that we can answer in a public context, please call any of us.  We’ll talk to you next time.  Thank you, operator.

Moderator                                                                                       Ladies and gentlemen, this conference is available for replay.  It will be starting today, May 15th, at 12:00 p.m. Pacific Time.  It will last until May 21st at midnight.  You may access the AT&T Executive Playback service at any time by dialing 800-475-6701.  International participants please call 320-365-3844.  The access code for both numbers is 637443.

That does conclude your conference for today.  Thank you for your participation and you may now disconnect.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 23, 2002	CBRE HOLDING, INC.

	By:	/s/ James H. Leonetti
James H. Leonetti
Chief Financial Officer